CONTACT: Roni Imbeaux Vice President, Finance and Investor Relations 404-407-1104 rimbeaux@cousins.com COUSINS PROPERTIES ELECTS DIONNE NELSON TO BOARD OF DIRECTORS ATLANTA (May 24, 2021) — Cousins Properties (NYSE: CUZ) announced today that Dionne Nelson has been elected to its Board of Directors effective May 21, 2021. Ms. Nelson will serve as an independent director and is anticipated to stand for re-election at the Company’s next annual stockholder meeting in April 2022. This election increases Cousins’ Board of Directors to nine members. Ms. Nelson currently serves as President and CEO of Laurel Street, a leading mixed-income housing development company in Charlotte, North Carolina that is experienced in developing high-quality residences for working families and seniors. Ms. Nelson establishes and manages the overall strategic direction, operations, and growth of the company she founded. “We are thrilled to welcome Dionne to the Cousins Board of Directors,” said Bob Chapman, non- executive Chairman of the Board of Cousins Properties. “Dionne is highly skilled in real estate development and operations, and brings extensive leadership and management experience to the board.” “Dionne has deep experience in our strategic Sun Belt markets and I look forward to adding her perspective to the Board,” said Colin Connolly, President and Chief Executive Officer of Cousins Properties. Ms. Nelson brings to the Board more than two decades of experience in real estate development, finance, and operations. Prior to founding Laurel Street, Ms. Nelson served as Senior Vice President at Crosland, a real estate investment and development company, with responsibility for the company’s affordable housing development and operations. Previously, she managed investments at NewSchools Venture Fund and EARNEST Partners and built her skills in strategy, organization, and operations as a McKinsey & Company consultant. Ms. Nelson began her career in investment banking at Salomon Brothers in New York City. Ms. Nelson earned a master of business administration degree from Harvard University and graduated magna cum laude with a bachelor’s degree in economics from Spelman College. “I am delighted to join Cousins’ Board of Directors,” said Dionne Nelson. “I look forward to contributing my real estate and leadership skills to the dynamic group of board members as we continue to build the premier Sun Belt trophy office REIT.” About Cousins Properties News Release

Cousins Properties is a fully integrated, self-administered and self-managed real estate investment trust (REIT). The Company, based in Atlanta, GA and acting through its operating partnership, Cousins Properties LP, primarily invests in Class A office towers located in high-growth Sun Belt markets. Founded in 1958, Cousins creates shareholder value through its extensive expertise in the development, acquisition, leasing and management of high-quality real estate assets. The Company has a comprehensive strategy in place based on a simple platform, trophy assets and opportunistic investments. For more information, please visit www.cousins.com.